Rule 424(b)(3)
                                                              File No. 333-32429


                PROSPECTUS SUPPLEMENT NO. 2 DATED APRIL 3, 1998,
                      TO PROSPECTUS DATED OCTOBER 29, 1997

                                10,109,290 SHARES

                             ITHACA INDUSTRIES, INC.
                     COMMON STOCK (PAR VALUE $.01 PER SHARE)


                  This Prospectus Supplement is intended to be read in conjunction with the Prospectus dated October 29, 1997.

                              ---------------------


                  Attached hereto is the Current Report on Form 8-K for Ithaca Industries, Inc. (the "Company").

                              ---------------------


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                  BY THE SECURITIES AND EXCHANGE COMMISSION OR
                   ANY STATE SECURITIES COMMISSION NOR HAS THE
                    SECURITIES AND EXCHANGE COMMISSION OR ANY
                     STATE SECURITIES COMMISSION PASSED UPON
                        THE ACCURACY OR ADEQUACY OF THIS
                         PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                              ---------------------



                  The date of this Supplement is April 3, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 24, 1998


                             ITHACA INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)



     Delaware                       000-22385                    56-1385842
--------------------------------------------------------------------------------
  (State or other                  (Commission                 (IRS Employer
  jurisdiction of                  File Number)              Identification No.)
  incorporation)



 Highway 268 West, P.O. Box 620, Wilkesboro, North Carolina             28697
--------------------------------------------------------------------------------
        (Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code  (336) 667-5231
                                                    ----------------------------

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                                                                               2

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         Pursuant to an Asset Purchase Agreement (the "Agreement") between Ithaca Industries, Inc., a Delaware corporation ("Ithaca" or the "Company"), and Glendale Hosiery Company, a North Carolina corporation ("Glendale"), dated as of March 13, 1998, Ithaca acquired substantially all of the assets of Glendale on March 24, 1998 (the "Closing Date").

         Glendale is in the business of manufacturing, marketing and distributing women's hosiery. The purchased assets include substantially all the assets of Glendale. In addition, Ithaca assumed substantially all of Glendale's ordinary course liabilities. The Company currently intends to use the acquired assets in the combined hosiery business.

         The consideration paid by the Company was determined pursuant to arm's length negotiations. The Agreement required Ithaca, on the Closing Date, to pay Glendale 90% of Glendale's net worth (within 60 days of the Closing Date, the Company will conduct an audit of Glendale's closing balance sheet in accordance with GAAP, and the purchase price will be finalized based on this final audit), plus $1.5 million in cash, plus $2 million in Ithaca common stock, calculated according to a formula market price based on the average closing price of Ithaca's common stock on the 20 trading days prior to the Closing Date. Under the Agreement, Ithaca could not issue more than 400,000 shares of Ithaca common stock and if the market price as determined under the formula was less than $5.00 per share, then Ithaca was to deliver a 10% subordinated promissory note in the principal amount equal to the amount by which $2 million exceeded the market value of the common stock so delivered. In addition under the Agreement, Ithaca is obliged to pay an additional $500,000 in cash in five quarterly installments of $100,000 commencing on the last day of the first full fiscal quarter following the Closing Date, and was required to refinance up to $9.0 million of Glendale's outstanding bank indebtedness.

         The acquisition was financed by $110 million in senior credit facilities ("Senior Credit Facilities"). The Senior Credit Facilities include a five-year bank credit facility consisting of a $25 million term loan and up to $70 million in revolving credit loans to be provided by a syndicate of banks led by NationsBank, N.A. The Senior Credit Facilities also include an additional $15 million term loan provided by Foothill Capital Corporation and arranged by NationsBanc Montgomery Securities LLC. The Senior Credit Facilities were also used to refinance Ithaca's existing credit agreement with another bank syndicate and will also be used for general corporate purposes.

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                                                                               3

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(A) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

         The Company currently expects that it will file the required financial statements when they are available, but no later than June 8, 1998.

(B) PRO FORMA FINANCIAL INFORMATION

         The Company expects to file pro forma financial information with respect to assets acquired by the Company referenced in Item 2 above when they are available, but no later than June 8, 1998.

(C) EXHIBITS

      Exhibit Number                     Description
      --------------                     -----------

             2 Asset Purchase Agreement between Ithaca Industries, Inc. and Glendale Hosiery Company dated March 13, 1998. The schedules and exhibits to the foregoing Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

          99.1             Press Release of Ithaca Industries, Inc. dated
                           March 16, 1998.

          99.2             Press Release of Ithaca Industries, Inc. dated
                           March 25, 1998.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    ITHACA INDUSTRIES, INC.


Date: April 3, 1998                 By: /s/ Richard P. Thrush
                                    -------------------------
                                    Richard P. Thrush

                                    Senior Vice President - Finance
                                    and Administration, Chief Accounting
                                    and Principal Financial Officer

      Exhibit Number                     Description
      --------------                     -----------

             2 Asset Purchase Agreement between Ithaca Industries, Inc. and Glendale Hosiery
                           Company dated March 13, 1998.

          99.1             Press Release of Ithaca Industries, Inc. dated
                           March 16, 1998.

          99.2             Press Release of Ithaca Industries, Inc. dated
                           March 25, 1998.